                                 SCHEDULE 13G

                                 (Rule 13d-102)

(Information to be Included in Statements Filed Pursuant to Rule 13d-1(b), (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934

                                 RAMBUS, INC.
                               (Name of Issuer)

                   Common Stock, $0.001 par value per share
                   ----------------------------------------
                        (Title of Class of Securities)

                                  750917-10-6
                               ----------------
                                (CUSIP Number)

                      February 29, 2000 and March 7, 2000
                    ---------------------------------------
            (Date of Event which Requires Filing of this Statement)

     Check the appropriate to designate the rule pursuant to which this Schedule is filed:
                               / / Rule 13d-1(b)
                               /x/ Rule 13d-1(c)
                               / / Rule 13d-1(d)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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-----------------------                                     --------------------
 CUSIP NO. 750917-10-6                 13G                    PAGE 2 OF 5 PAGES
-----------------------                                     --------------------
--------------------------------------------------------------------------------
          NAME OF REPORTING PERSON
     1.    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Stuart J. Steele

--------------------------------------------------------------------------------
               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      2
                                                            (a) [ ]
                                                            (b) [X]
     ---------------------------------------------------------------------------
               SEC USE ONLY
      3
     ---------------------------------------------------------------------------
               CITIZENSHIP OR PLACE OF ORGANIZATION
      4
        U.S.A.
     ---------------------------------------------------------------------------
                                    SOLE VOTING POWER
                                5
         NUMBER OF
                                    NONE
          SHARES         -------------------------------------------------------
                                    SHARED VOTING POWER
       BENEFICIALLY             6

         OWNED BY                   1,092,335
                   -----------------------------------------------------------
           EACH                     SOLE DISPOSITIVE POWER
                                7
        REPORTING
                                    NONE
          PERSON   -----------------------------------------------------------
                                    SHARED DISPOSITIVE POWER
           WITH                 8
                                    1,092,335
------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9
          1,092,335
------------------------------------------------------------------------------
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                          [ ]
------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11        4.6%
------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
12
          IN
------------------------------------------------------------------------------

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

                            SCHEDULE 13G

CUSIP NO. 750917-10-6                                      Page 3 of 5 Pages


ITEM 1A.  NAME OF ISSUER.
          --------------

Rambus, Inc.

ITEM 1B.  ADDRESS OF ISSUERS PRINCIPAL EXECUTIVE OFFICES.
          -----------------------------------------------

2465 Latham St, Mountain View, California 94040.

ITEM 2A.  NAME OF PERSON FILING.
          ---------------------

Stuart J. Steele.

ITEM 2B.  ADDRESS OF PERSON FILING.
          ------------------------

436 S. River Road, Bedford, New Hampshire 03110.

ITEM 2C.  CITIZENSHIP.
          -----------

U.S.A.

ITEM 2D.  TITLE OF CLASS OF SECURITIES.
          -----------------------------

Common Stock, $.001 par value per share.

ITEM 2E.  CUSIP NUMBER.
          ------------

750917-10-6

ITEM 3.   THIS REPORT IS FILED PURSUANT TO RULE 13D-1(C)
          ----------------------------------------------

--------------------------------------------------------------------------------

                                 SCHEDULE 13G

CUSIP NO. 750917-10-6                                    Page 4 of 5 Pages

ITEMS 4.  OWNERSHIP.
          ---------

(a)  Amount Beneficially Owned:

          1,092,335

(b)  Percent of Class:
          4.6%

(C)  Number of Shares as to which such person has:

     (i)       Sole power to vote or direct the vote:
                    0

     (ii)      Shared power to vote or direct the vote:
                    1,092,335       4.6% of Class

     (iii)     Sole power to dispose or to direct the disposition of:
                    0

     (iv)      Shared power to dispose or to direct the disposition of:

                    1,092,335       4.6% of Class

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
               ---------------------------------------------

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
          ANOTHER PERSON.
          ------------------------------------------------
Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the common stock of Rambus, Inc. No one person's interest in the common stock of Rambus, Inc. is more than five percent of the total outstanding common stock.

ITEM 7.   IDENTIFICATION AND CLASSIFICATION OF SUBSIDIARY, ETC.
          -----------------------------------------------------

Not Applicable.


--------------------------------------------------------------------------------

                                 SCHEDULE 13G

CUSIP NO. 750917-10-6                                      Page 5 of 5 Pages

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
          GROUP.
          ---------------------------------------------------

     This Schedule is being filed on behalf of Stuart J. Steele as a joint owner of certain shares with his wife and in his capacity as custodian of certain accounts and under arrangements in which Mr. Steele shares voting and dispositive power over certain shares. Under Section 13(d) of the Securities Exchange Act of 1934, said persons may be deemed to be a "group".

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP
          ------------------------------

     Not Applicable

ITEM 10.  CERTIFICATIONS
          --------------

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

     After reasonable inquiry and to the best of his or her knowledge and belief, each of the undersigned certifies that the information set forth in this statement with respect to him or her is true, complete and correct.

                                   March 10, 2000

                                   /s/ Stuart J. Steele
                                   _______________________
                                   (Signature)

                                   Name:  Stuart J. Steele, individually
                                   and as custodian on certain accounts